Exhibit 99.1

Investor Relations: Media Relations:	Anjali Aggarwal Ann Imes
(617) 747-3300 ir@amg.com
pr@amg.com

AMG Appoints David C. Ryan to its Board of Directors

WEST PALM BEACH, FL, July 21, 2021– Affiliated Managers Group, Inc. (NYSE: AMG), a leading partner to independent active investment management firms, today announced the appointment of David C. Ryan to its Board of Directors, effective immediately.

Mr. Ryan is a corporate advisor to Singapore-based Temasek Holdings, and serves on the boards of directors of ADT Inc.; Mapletree Investments Pte Ltd., a Singapore-based real estate development, investment, capital and property management company; and Tiga Acquisition Corp., a Singapore-based special purpose acquisition company. Mr. Ryan’s 22-year career at Goldman Sachs & Co., where he was a partner, spanned a variety of roles in Asia and the United States. From 2011 to 2013, he served as President of Goldman Sachs Asia (chairing its management committee) and was a member of the Management Committee of Goldman Sachs & Co. Mr. Ryan holds a B.A. from Yale University.

“We are very pleased to welcome David to AMG’s Board,” said Jay C. Horgen, President and Chief Executive Officer of AMG. “David’s broad professional network in Asia and deep transaction acumen have been developed across nearly three decades of leadership, capital markets, and mergers and acquisitions experience. David’s expertise will enhance our strategic efforts to expand AMG’s footprint in Asia as we look to grow client relationships on behalf of our Affiliates and partner with additional excellent independent firms in the region.”

Dwight D. Churchill, Chair of AMG’s Board of Directors, added, “As we continue the process of Board refreshment and enhance the collective capabilities of our Director group, David’s deep understanding of the Asia region, leadership insights, and corporate governance experience will be additive and complementary to the Board’s aggregate skillset. We look forward to David’s contributions to our Board’s strategic dialogue.”

About AMG

AMG is a leading partner to independent active investment management firms globally. AMG’s strategy is to generate long-term value by investing in a diverse array of excellent independent partner-owned firms, through a proven partnership approach, and allocating resources across AMG’s unique opportunity set to the areas of highest growth and return. AMG’s innovative partnership approach enables each Affiliate’s management team to own significant equity in their firm while maintaining operational and investment autonomy. In addition, AMG offers its Affiliates growth capital, global distribution, and other strategic value-added capabilities, which enhance the long-term growth of these independent businesses, and enable them to align equity incentives across generations of principals to build enduring franchises. As of March 31, 2021, AMG’s aggregate assets under management were approximately $738 billion across a broad range of active, return-oriented strategies. For more information, please visit the Company’s website at www.amg.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws, and could be impacted by a number of factors, including those described under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. From time to time, AMG may use its website as a distribution channel of material Company information. AMG routinely posts financial and other important information regarding the Company in the Investor Relations section of its website at www.amg.com and encourages investors to consult that section regularly.